EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Registration Statement on Form S-1/A, of our report dated April 17, 2023, except for the last two paragraphs of Note 14 Subsequent Events on page F-65 for which the date is August 24, 2023, related to the consolidated financial statements of Digital Brands Group, Inc (the “Company”) as of December 31, 2022 and 2021, and for the years then ended, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Newport Beach, California

August 24, 2023